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                                                                       EXHIBIT C

                                          TD Commercial Banking
                                          Beaver Creek Commercial Banking Centre
                                          Commercial Banking Group
                                          500 Highway #7 East, 3rd Floor
                                          Richmond Hill, Ontario
                                          L4B 1J1
                                          Telephone No.: (905) 771-5703
                                          Fax No.: (905) 764-0423

May 18, 2001

Apotex Pharmaceutical Holdings Inc.
Apotex Holdings Inc.
Sherman Delaware, Inc.
c/o Apotex Inc.
150 Signet Drive
Weston, Ontario M9L 1T9

Attention: Mr. Alex Glasenberg, Vice President & CFO

Re: 3,450,000 Shares of Common Stock of Barr Laboratories Inc.

Dear Mr. Glasenberg:

On behalf of all Lenders under the Credit Agreement dated May 1, 1999, among Apotex Pharmaceutical Holdings Inc., Apotex Holdings Inc., The Toronto-Dominion Bank, as Administrative Agent, Bank of Montreal, as Documentation Agent, and the Lenders signatory thereto, this is to advise that all necessary approvals have been obtained for the release of the aggregate of 3,450,000 shares in the capital stock of Barr Laboratories Inc. ("Barr") from the security interests created by the pledge agreement(s) noted below:

         a) 3,450,000 shares pledged by Sherman Delaware, Inc. in favour of the Bank of Montreal, as Agent pursuant to a Pledge Agreement dated April 30, 1996 ("Pledge Agreement").

(collectively, the "Released Barr Shares")

The said Lenders are the only Secured Parties under such Pledge Agreement(s). Accordingly, we confirm that the Released Barr Shares are no longer subject to the said security interests.

Please note that this release of security interest applies only in respect of the Release Barr Shares, and does not effect the obligations of Sherman Delaware, Inc. to us, or our security interests in certain other shares of Barr which remain pledged to us by Sherman Delaware, Inc..




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You are authorized to deliver a copy of this letter to Hartman and Craven LLP, who may rely on this letter in delivering its New York law opinion in connection with the sales of the Released Barr Shares by Sherman Delaware, Inc..


Respectfully yours,

The Toronto-Dominion Bank
as Administration Agent


By: /s/ Robert Crawford                   By: /s/ David S. Hunt
    -------------------                       -----------------
    Robert Crawford                           David S. Hunt
    Relationship Manager                      Manager Commercial Credit

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Acknowledged and agreed:

Bank of Montreal
as Documentation Agent on behalf of all Secured Parties under the above-mentioned Pledge Agreement(s)


By: /s/ Sid D. Levin
    ----------------
    Sid D. Levin
    Managing Director



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